EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315

CATO REPORTS DECLINE IN 1Q EPS
Provides Update on Full-Year Guidance

CHARLOTTE, N.C. (May 18, 2017) – The Cato Corporation (NYSE: CATO) today reported net income of $22.2 million or $.85 per diluted share for the first quarter ended April 29, 2017, compared to net income of $35.9 million or $1.29 per diluted share for the first quarter ended April 30, 2016. Net income decreased 38% and earnings per diluted share decreased 34% for the quarter. Sales for the first quarter were $237.7 million, or a decrease of 17% from sales of $285.5 million for the first quarter ended April 30, 2016. The Company’s same-store sales for the quarter decreased 17% to last year.

“Our negative sales trend persisted throughout the first quarter, impacting margins and earnings as we continued to work through our merchandise missteps,” stated John Cato, Chairman, President, and Chief Executive Officer. “It is taking longer to work through these issues than expected and the remainder of the year will be impacted. We expect earnings for the year to be below last year.”

Gross margin decreased 390 basis points to 38.7% of sales in the quarter, primarily due to lower merchandise margins and deleveraging of buying and occupancy costs. SG&A expenses as a percent of sales increased 190 basis points to 26.8% during the quarter primarily due to deleveraging of store expenses, offset by lower incentive compensation. The effective tax rate decreased to 14.7% versus the prior year at 28.5% due to reduced earnings, ongoing tax saving initiatives and favorable tax adjustments in the quarter. The Company ended the quarter with cash and short-term investments of $235.0 million.

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	5
(704)554-8510

During the first quarter, the Company opened three stores and relocated one store. As of April 29, 2017, the Company operated 1,374 stores in 33 states, compared to 1,372 stores in 33 states as of April 30, 2016.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato,” “Versona” and “It’s Fashion.” The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com. Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day. Select Versona merchandise can also be found at www.shopversona.com. It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	6
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE PERIODS ENDED APRIL 29, 2017 AND APRIL 30, 2016

(Dollars in thousands, except per share data)

		Quarter Ended
	April 29,	%	April 30,	%
	2017	Sales	2016	Sales
REVENUES
Retail sales	$237,655	100.0%	$285,497	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,086	0.9%	2,476	0.9%
Total revenues	239,741	100.9%	287,973	100.9%
GROSS MARGIN (Memo)	91,872	38.7%	121,524	42.6%
COSTS AND EXPENSES, NET
Cost of goods sold	145,783	61.3%	163,973	57.4%
Selling, general and administrative	63,780	26.8%	71,071	24.9%
Depreciation	5,060	2.1%	5,676	2.0%
Interest and other income	(942)	-0.4%	(2,928)	-1.0%
Cost and expenses, net	213,681	89.9%	237,792	83.3%

Income Before Income Taxes	26,060	11.0%	50,181	17.6%
Income Tax Expense	3,827	1.6%	14,307	5.0%
Net Income	$22,233	9.4%	$35,874	12.6%

Basic Earnings Per Share	$0.85		$1.29
Diluted Earnings Per Share	$0.85		$1.29

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	7
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 29,	January 28,
	2017	2017
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$52,424	$47,234
Short-term investments	178,930	201,233
Restricted cash	3,695	3,691
Accounts receivable - net	32,298	30,336
Merchandise inventories	131,784	145,682
Other current assets	14,571	15,632
Total Current Assets	413,702	443,808
Property and equipment – net	124,650	126,386
Noncurrent Deferred Income Taxes	12,500	13,773
Other assets	22,718	22,357
TOTAL	$573,570	$606,324
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:	$144,094	$171,912
Noncurrent Liabilities	49,675	51,509
Stockholders' Equity	379,801	383,903
TOTAL	$573,570	$606,324

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	8
(704) 554-8510